Exhibit 10.17

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BETWEEN

AHP ACQUISITIONS, LLC, PURCHASER

AND

HARBOR POINT PARCEL 2 ACQUISITION LLC, SELLER

December 3, 2021

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(i)
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EXHIBITS

Exhibit A	-	Legal Description of Property
Exhibit B	-	Certain Permitted Exceptions
Exhibit C	-	Assignment and Assumption of Company Interest
Exhibit D	-	Certification of Non-Foreign Status
Exhibit E	-	Organizational Documents
Exhibit F	-	Litigation
Exhibit G	-	Reserved
Exhibit H	-	Form of Exelon Estoppel
Exhibit I	-	Form of Title Affidavit

Schedule 3.4     -    Loan Invoice
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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 3rd day of December, 2021 (the “Effective Date”), by and between HARBOR POINT PARCEL 2 ACQUISITION LLC, a Delaware limited liability company, having an address c/o JPMorgan Investment Management Inc., 383 Madison, New York, New York 10179 (“Seller”), AHP ACQUISITIONS, LLC, a Virginia limited liability company, having an address at 222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462 (“Purchaser”).
W I T N E S S E T H:
A.    Seller is the owner of a ninety percent (90%) (“Seller’s Percentage Interest”) limited liability company interest in Harbor Point Parcel 2 Holdings, LLC, a Delaware limited liability company (the “Venture”); Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, a seventy nine percent (79%) limited liability company interest in the Venture (the “Company Interest”);
B.    The Venture is governed by the Amended and Restated Limited Liability Company Agreement of the Venture dated March 21, 2014 made by and between Seller and MSB Harbor Point Parcel 2, LLC, a Maryland limited liability company (“Beatty”), as amended by that certain First Amendment to the Amended and Restated Limited Liability Company Agreement of Harbor Point Parcel 2 Holdings, LLC, dated October 30, 2014, by and between Seller and Beatty (“LLC Agreement”);
C.    Beatty is the owner of the interests in the Venture that are not owned by Seller and is the managing member of the Venture.
D.    The Venture is the sole owner of (i) Harbor Point Parcel 2-Residential, LLC, a Delaware limited liability company ("Residential"), (ii) Harbor Point Parcel 2-Retail, LLC, a Delaware limited liability company ("Retail"), (iii) Harbor Point Parcel 2-Transfer Station, LLC, a Delaware limited liability company ("Transfer Station"), and (iv) Harbor Point Parcel 2-Office, LLC, a Delaware limited liability company ("Office"; and, together with Residential, Retail, Transfer Station and Office, collectively, the "Unit Owners"). The Venture and the Unit Owners will be referred to collectively as the “Venture Group” and, individually, as a “Venture Group Member.”
E.    Unit Owners, collectively, own that certain parcel of real property located in Baltimore City, Maryland, constituting all of the units (the “Units”) of Harbor Point Parcel 2 Commercial Condominium (the “Condominium”), as more particularly described on Exhibit A attached hereto and in the Declaration of Condominium for Harbor Point Parcel 2 Commercial Condominium (the “Condominium Declaration”) made by Harbor Point Parcel 2 Holdings, LLC dated as of October 21, 2019 and recorded on October 29, 2019 among the Land Records of Baltimore City, Maryland in Book MB No. 21538 page 280, together with an undivided interest in the general common elements of Harbor Point Parcel 2 Commercial Condominium; and as shown on a plat entitled “Harbor Point Parcel 2 Commercial Condominium 1000 Wills Street, Baltimore, MD 21231”, dated December 2018 and recorded among the Plat Records of Baltimore City, Maryland in Condominium Book MB No. 854 consisting of seventeen (17) pages (the “Condominium Plats”).

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The land and improvements which comprise the Condominium are hereinafter referred to collectively, as the “Property”).
F.    Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and on the terms and conditions set forth in this Agreement, the Company Interest.
NOW, THEREFORE, for $10.00 in hand paid and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Company Interest.
2.    Purchase Price. The purchase price (the “Purchase Price”) for the Company Interest shall be the sum of Ninety Two Million One Hundred Sixty Six Thousand Dollars ($92,166,000), subject to adjustment as provided in this Agreement.
3.    Payment of Purchase Price. The Purchase Price shall be paid to Seller by Purchaser as follows:
3.1    Initial Deposit. Within three (3) Business Days (as hereinafter defined) after the Effective Date, Purchaser shall deposit with Stewart Title Insurance Company (“Escrowee”), by wire transfer of immediately available federal funds to an account designated by Escrowee (the “Escrow Account”), the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (together with all interest thereon, but excluding the Independent Consideration (as hereinafter defined), the “Initial Deposit”), which Initial Deposit shall be held by Escrowee pursuant to an escrow agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit G and hereby made a part hereof. If Purchaser fails to deposit the Initial Deposit with Escrowee within three (3) Business Days after the Effective Date, then at Seller’s election, this Agreement shall be null, void ab initio and of no force or effect.
3.2    Additional Deposit. Prior to the expiration of the Due Diligence Period (as hereinafter defined), Purchaser shall deposit with Escrowee, by wire transfer of immediately available federal funds to the Escrow Account, an additional sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (together with all interest thereon, the “Additional Deposit”; the Initial Deposit (less the Independent Consideration), the Additional Deposit and any Extension Deposit (defined below), collectively, the “Deposit”), which Additional Deposit shall be held by Escrowee in accordance with the terms and conditions of the Escrow Agreement. If Purchaser does not timely deliver a Termination Notice (as hereinafter defined) but fails to deposit the Additional Deposit prior to the expiration of the Due Diligence Period, Escrowee shall promptly pay the Initial Deposit to Seller, and this Agreement shall be automatically deemed terminated and Seller and Purchaser shall be released from further obligation or liability hereunder (except for the Surviving Obligations (as hereinafter defined)).
3.3    Independent Consideration. A portion of the amount deposited by Purchaser pursuant to Section 3.1, in the amount of One Hundred Dollars ($100.00) (the “Independent Consideration”) shall be earned by Seller upon execution and delivery of this Agreement by Seller and Purchaser.

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Seller and Purchaser hereby mutually acknowledge and agree that the Independent Consideration represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to have inspected the Company Interest and the Property pursuant to the terms of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events. Upon the Closing (as hereinafter defined) or the termination of this Agreement, the Independent Consideration shall be paid to Seller.
3.4    Loan Repayment. At Closing, Purchaser shall cause that certain loan made by Manufacturers and Traders Trust Company, as Administrative Agent for the lenders, to the Pre-Closing Venture (the “Loan”) to be paid in full by, and at the sole cost and expense of, the Post-Closing Venture. The most recent invoice for the Loan is attached hereto as Schedule 3.4.
3.5    Closing Payment. The Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein, shall be paid by Purchaser, by wire transfer of immediately available federal funds to an account or accounts designated in writing by Seller on the Closing Date (as hereinafter defined) (the amount being paid under this Section 3.5 being herein called the “Closing Payment”).
3.6    Post-Closing Venture LLC Agreement. At Closing, Purchaser, Seller and Beatty shall enter into an Amended and Restated LLC Agreement (the “A/R LLC Agreement”) for the Post-Closing Venture which shall be satisfactory to all parties (acting in good faith) and shall include the following terms: (i) an obligation of the Venture to indemnify, defend and hold Seller harmless from all liabilities and obligations of each of the Venture Group members first arising or accruing after the Closing Date and for taxes assessed against the Venture for periods after the Closing, (ii) ERISA provisions consistent with those set forth in the LLC Agreement, (iii) provisions reflecting that Seller will not share in distributions or profits and losses and will not be responsible to fund capital, (iv) Seller’s approval rights with respect to elements of tax returns (including amendments) affecting Seller for years in which Seller was a member of the Venture, provided that such approval rights shall permit Purchaser and its affiliates to comply with REIT tax laws, (v) an acknowledgement that all indemnities benefitting Seller survive Seller’s exit from the Venture for a period of time and cannot be eroded following exit, (vi) Seller’s right to consent to any settlement of any matter for which Seller has a financial obligation under this Agreement following Closing (which obligation shall survive Seller’s exit from the Venture), (vii) no further transfers of the Company Interest or the Property prior to one year and one day which could trigger transfer taxes unless the transferor pays the entire transfer tax liability triggered by such transfer, and (viii) Seller’s right to approve amendments to the A/R LLC Agreement. On or before December 10, 2021 Purchaser shall provide a draft of the A/R LLC Agreement that includes the foregoing provisions to Seller for Seller’s review and on or before December 17, 2021 Purchaser shall provide a revised comprehensive draft of the A/R LLC Agreement reflecting all proposed provisions. If Seller, Purchaser and Beatty have not approved the form of A/R LLC Agreement by the end of the Due Diligence Period, this Agreement shall be automatically deemed terminated, the Initial Deposit shall be returned to Purchaser, and Seller and Purchaser shall be released from further obligation or liability hereunder (except for the Surviving Obligations).

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3.7    Loan. At Closing, Purchaser shall provide a loan to Seller in the amount of Twelve Million Eight Hundred Thirty Four Thousand Dollars ($12,834,000). The loan will be evidenced by a promissory note (the “Note”) and secured by a (i) pledge (the “Pledge”) of Seller’s remaining limited liability company interest in the Company (“Seller's Retained Interest”) and (ii) a conditional assignment of the limited liability company interest (the “Assignment”; and together with the Note and the Pledge, the “Loan Documents”). Purchaser shall provide drafts of the Loan Documents to Seller for review by Seller promptly after the Effective Date. The form of the Loan Documents shall be satisfactory to Seller and Purchaser (acting in good faith). If the Loan Documents have not been agreed upon by the end of the Due Diligence Period, this Agreement shall be automatically deemed terminated, the Initial Deposit shall be returned to Purchaser, and Seller and Purchaser shall have no further obligation or liability hereunder (except for the Surviving Liabilities).
4.    Title Matters; Due Diligence Review; Estoppel Certificates; Conditions Precedent.
4.1    Title Matters.
4.1.1    Title to the Property.
(a)    Purchaser acknowledges receipt, prior to the Effective Date, of (x) the existing survey of the Property prepared by a surveyor registered in the State of Maryland (the “Existing Survey”) and (y) the existing title policies with respect to the Property. Purchaser shall have the right to order, at its sole cost and expense, (i) a commitment for an owner’s title insurance policy or policies with respect to the Property (the “Title Commitment”) from a nationally recognized title insurance company (the “Title Company”) together with copies of each of the title exceptions noted therein, and (ii) a survey of the Property prepared by a surveyor registered in the State of Maryland, certified by said surveyor to Purchaser, Seller and the Venture as having been prepared in accordance with the minimum detail requirements of the ALTA land survey requirements (the “Survey”), and, if Purchaser elects to order a Title Commitment and/or Survey, Purchaser shall cause the Title Commitment, together with copies of all instruments giving rise to any defects or exceptions to title to the Property that Purchaser receives in connection with the Title Commitment, and the Survey, to be delivered to Seller’s attorneys promptly after the delivery thereof to Purchaser or Purchaser’s attorneys. Purchaser shall satisfy itself as to the condition of title to the Property prior to the expiration of the Due Diligence Period. Purchaser shall have the right to object to any matters appearing on the Title Commitment or the Survey to which Purchaser objects to, in Purchaser’s sole and absolute discretion, (such objection(s) being herein called, collectively, the “Unpermitted Exceptions”) by providing Seller with written notice of such objection(s) at least ten (10) days prior to the expiration of the Due Diligence Period (each such notice, a “Title Objection Notice”). Purchaser hereby waives any right Purchaser may have to advance, as objections to title or as grounds for Purchaser’s refusal to close the transactions contemplated by this Agreement (the “Transaction”), any Unpermitted Exception of which Purchaser does not timely notify Seller in the Title Objection Notice. Seller shall notify Purchaser, in writing, within seven (7) days after receipt by Seller of the applicable Title Objection Notice, whether or not it will endeavor to cause the Venture to cause such Unpermitted Exceptions to be eliminated (“Seller’s Title Response”), and if Seller fails to deliver Seller’s Title Response on or before such date, Seller shall be deemed to have delivered a Seller’s Title Response electing not to endeavor to cause the Venture to eliminate any such Unpermitted Exceptions. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Seller shall not under any circumstance be required or obligated to eliminate any Unpermitted Exception including to bring any action or proceeding, to make any payments or

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otherwise to incur any expense in order to eliminate any Unpermitted Exception or to arrange for title insurance insuring against enforcement of such Unpermitted Exception against, or collection of the same out of, the Property, notwithstanding that Seller may have attempted to do so; provided, however, notwithstanding the foregoing, Seller shall satisfy any monetary lien granted or caused by Seller encumbering the Company Interest (“Mandatory Objections”).
(b)    Except as to Mandatory Objections (which Seller will be obligated to eliminate), if Seller elects in Seller’s Title Response not, or is deemed to elect not, to eliminate all Unpermitted Exceptions noted in the Title Objection Notice, Purchaser shall have the right, as its sole remedy by delivery of written notice to Seller within five (5) Business Days following delivery or deemed delivery of Seller’s Title Response, to either (i) terminate this Agreement by written notice delivered to Seller and Escrowee or (ii) accept title to the Company Interest, and indirectly, to its interest in the Property subject to such Unpermitted Exception(s) without a reduction in, abatement of, or credit against, the Purchase Price. Except as to Mandatory Objections (which Seller will be obligated to eliminate), if Seller shall fail to cause to be eliminated all Unpermitted Exceptions that Seller elected in Seller’s Title Response to cause to be eliminated or endeavor to cause to be eliminated, then Seller shall notify Purchaser, in writing, of such failure on or before the Scheduled Closing Date and Purchaser shall have the right, as its sole remedy by delivery of written notice to Seller within five (5) Business Days following receipt of Seller’s notice of such failure, to either (i) terminate this Agreement by written notice delivered to Seller and Escrowee or (ii) accept title to the Company Interest, and, indirectly, its interest in the Property, with the Property being subject to such Unpermitted Exception(s) without a reduction in, abatement of, or credit against, the Purchase Price. If Purchaser elects to terminate this Agreement pursuant to this Section 4.1.1(b), (1) Escrowee shall return the Deposit to Purchaser, and (2) no party hereto shall have any further obligation under this Agreement except under those obligations, liabilities and provisions that expressly survive the termination of this Agreement (collectively, the “Surviving Obligations”). The failure of Purchaser to deliver timely any written notice of election to terminate this Agreement under this Section 4.1.1(b) shall be conclusively deemed to be an election under the applicable clause (ii) above.
(c)    If there are any Unpermitted Exceptions noted in the Title Objection Notice or other liens or encumbrances that Seller is obligated or elects to cause to be eliminated under this Agreement, then Seller shall have the right (but not the obligation) to use any portion of the Purchase Price to pay and discharge the same, either by way of payment or by alternative manner reasonably satisfactory to the Title Company, and the same shall not be deemed to be Unpermitted Exceptions.
(d)    Notwithstanding any provision to the contrary in this Section 4.1, including without limitation, Purchaser’s obligation to provide its Title Objection Notice prior to the expiration of the Due Diligence Period, Purchaser reserves the right to object to any new title matters that either (i) were not shown on the original Title Commitment, (ii) were not of record as of the date of the original Title Commitment, or (iii) were put to record after the expiration of the Due Diligence Period. Purchaser may provide an additional Title Objection Notice regarding such new title matters within five (5) Business Days after receiving any new Title Commitment showing such additional matters, and Seller and Purchaser shall have the same response times as specified in paragraphs (a) and (b) above. If Purchaser shall fail to provide an additional Title Objection Notice within such five

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(5) Business Day period, then each such new title matters shall be deemed to be a Permitted Exception.
4.1.2    Permitted Exceptions to Title. The Company Interest shall be sold, and, indirectly, an interest in the Property, with the Property being subject to the following exceptions to title (the “Permitted Exceptions”):
(a)    any state of facts that an accurate survey may show, except for item on the Survey that constitute Unpermitted Exceptions;
(b)    those matters specifically set forth on Exhibit B attached hereto;
(c)    all laws, ordinances, rules and regulations of the United States, the State of Maryland, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Property (each, a “Governmental Authority”), as the same may now exist or may be hereafter modified, supplemented or promulgated;
(d)    all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement;
(e)    any other matter or thing affecting title to the Property that Purchaser shall have agreed or be deemed to have agreed to waive as an Unpermitted Exception;
(f)    rights of the tenants under leases existing on the Effective Date or entered into after the Effective Date in accordance with the terms of this Agreement;
(g)    [reserved];
(h)    all utility easements of record that do not interfere with the present use of the Property;
(i)    liens that are the responsibility of any tenant at the Property to cure, correct or remove; and
(j)    the printed exceptions which appear in the standard form owner’s policy of the title insurance issued by the Title Company in the State of Maryland and which the Title Company will not delete notwithstanding Seller’s delivery of the Title Affidavit (as hereinafter defined).
Under no circumstance will Mandatory Objections constitute Permitted Exceptions.
4.2    Due Diligence Reviews.
4.2.1    Purchaser and the Venture Group entered into that certain Access and Indemnity Agreement, dated October 26, 2021, as amended by a First Amendment to Access and Indemnity Agreement, dated as of November 22, 2021 (“Access Agreement”). Purchaser

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acknowledges that, prior to the Effective Date, Purchaser received electronic copies of the Property Documents (as defined in the Access Agreement). As of the Effective Date, the Access Agreement is terminated and of no further force and effect (other than with respect to the provisions thereof expressly surviving a termination of the Access Agreement). All of the rights and obligations set forth in the Access Agreement are amended, restated and set forth in this Section 4.2.
4.2.2    Purchaser has until 5:00 p.m. (Eastern Time) on January 17, 2022, TIME BEING OF THE ESSENCE (the period of time commencing on the Effective Date and continuing through and including such time on such date being herein called the “Due Diligence Period”), within which to perform and complete all Purchaser’s due diligence examinations, interviews, tests, reviews and inspections (collectively, “Investigations”). Purchaser is permitted to conduct Investigations to (i) assess all matters pertaining to the purchase of the Company Interest and the physical condition, environmental, engineering, leasing, operations and financial aspects of the Property and (ii) decide, in Purchaser’s sole and absolute discretion, whether the Property and the Company Interest are satisfactory and whether to consummate the purchase of the Company Interest, which Investigations shall at all times be subject to Purchaser’s compliance with the provisions of this Section 4.2. Subject to the terms of this Section 4.2, Purchaser and its employees, and Purchaser’s agents, engineers, surveyors, consultants, appraisers, contractors, other representatives and third party experts (collectively, “Purchaser’s Consultants”), may at the sole risk and expense of Purchaser enter onto the Property and conduct such Investigations as Purchaser may elect in its sole judgement. The Investigations may include, without limitation:
(i)    Analysis of all Property Documents;
(ii)    Property condition tests or customary inspections of the Property reasonably desired by Purchaser, including, without limitation, customary testing or inspecting of the architectural, mechanical, electrical, plumbing, engineering, structural and roofing systems of the buildings located on the Property and obtaining a Phase I Environmental Site Assessment and standard property condition report; and
(iii)    Preparation of an ALTA/NPSM Land Title Survey of the Property which may include a title and zoning review of the Property; provided, that if Purchaser decides to contact any government agency or office, such contact will be limited to seeking a zoning compliance letter, certificates of occupancy or copies of code violations.
Notwithstanding the foregoing, in connection with the Investigations:
(a)    The Investigations on the Property only may be done during normal business hours for the operation of the Property, unless otherwise approved in writing by Beatty. All Investigations will be subject to the rights of all tenants and occupants of the Property and will be conducted at a time and in a manner so as to not interfere with or disturb any Unit Owner, its tenants or their respective employees and invitees use, access or operations on the Property. Purchaser shall promptly commence, and shall diligently and in good faith pursue, its Investigations and shall promptly repair any damage to the Property resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations so that the Property shall be in the same condition that it existed in prior to such

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Investigations. Purchaser shall be subject in all respects to any and all limitations imposed on the Property or the Unit Owners by the Condominium Declaration, the Bylaws (as such term is defined in the Condominium Declaration) and REA (as such term is defined below), applicable laws, rules or regulations, including any Special Measures. For purposes of this Agreement, “Special Measures” means compliance with any quarantine, “shelter in place”, “stay at home”, workforce reduction mandates, social distancing, shutdown, closure, sequester or any other law, order, directive, guidelines or recommendations issued or promulgated by any Governmental Authority in connection with or, in response to, any global, national or local pandemic, epidemic or other public health emergency.
(b)    Purchaser will provide Beatty with reasonable prior written notice (which in no event will be less than two (2) Business Days) before conducting the Investigations, which notice will include the time and locations at which such Investigations will take place.
(c)     If Purchaser brings equipment on the Property to perform any of its Investigations, then such equipment will be the sole responsibility of Purchaser. Neither Seller nor the Venture Group will be responsible for any damage to such equipment or theft of such equipment. Purchaser will maintain all equipment and other materials in an orderly manner while they are located on the Property and will maintain them in locations specified by Beatty. Purchaser will remove all waste, debris and trash resulting from the Investigations on a daily basis and will remove all improvements, equipment and other materials used by Purchaser’s Consultants as soon as the activity for which such equipment and other materials are used is completed.
4.2.3    Seller hereby authorizes Beatty and the Venture Group, during the Due Diligence Period, to provide Purchaser and Purchaser’s Consultants with reasonable access to the Property on reasonable advance notice and also will make available to Purchaser, via electronic delivery or an electronic data room, the Property Documents and access to such other leases, service contracts, and other contracts and agreements with respect to the Property in Beatty’s possession as Purchaser shall reasonably request, all on reasonable advance written notice; provided, however, in no event shall Beatty be permitted or obligated to make available (1) any document or correspondence which would be subject to the attorney-client privilege; (2) any document or item which the Venture or any Unit Owner is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Property or the Company Interest for sale to prospective purchasers; or (4) any internal memoranda, reports or assessments relating to the Property; (5) appraisals of the Property whether prepared internally by Beatty or Seller or their respective affiliates or externally. Purchaser shall:
(a)    take all reasonable actions and implement all reasonable protections necessary to ensure that the Investigations and the equipment, materials, and substances generated, used or brought onto the Property in connection with the Investigations, pose no threat to the safety or health of Persons or the environment, and cause no damage to the Property or other property of the Unit Owners, the Venture, Beatty, Seller or other Persons;
(b)    furnish to Seller, at no cost or expense to Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports (other than

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internal analysis and proprietary information of Purchaser) relating to the Investigations which Purchaser obtains with respect to the Property promptly after Purchaser’s receipt of same;
(c)    maintain or cause to be maintained, at Purchaser’s expense, (A) a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of Two Million Dollars ($2,000,000.00) per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of Five Million Dollars ($5,000,000.00), worker’s compensation insurance subject to the statutory limits required by the state in which the Property is located and employer’s liability insurance with a minimum limit of One Million Dollars ($1,000,000.00), and (B) if performing environmental testing, if permitted and subject to the terms of this Agreement, contractors’ pollution liability insurance in an amount of not less than of One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate. All policies maintained as required pursuant to this subsection 4.2.3(c) insuring Purchaser shall name Beatty, Beatty Management Group, LLC, each member of the Venture Group, Seller, J.P. Morgan Investment Management Inc. and JPMorgan Chase Bank, N.A. as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser’s or any of the Purchaser’s Representatives (as hereinafter defined) entry on the Property, (ii) any Investigations or other activities conducted thereon or (iii) any and all other activities undertaken by Purchaser or any of the Purchaser’s Representatives on the Property, all of which insurance shall be on an “occurrence form” and otherwise in such forms acceptable to Venture and Seller with an insurance company acceptable to Venture and Seller having an A.M. best rating and financial size category of no less than A-:VIII or better, shall be primary and non-contributory to any insurance policy maintained by Seller or any member of the Venture Group and shall provide that no cancellation or reduction thereof shall be effective until at least thirty (30) days after receipt by Venture and Seller of written notice thereof, and deliver a copy of such insurance policy to Seller prior to the first entry on the Property. Seller acknowledges that the conditions and requirements of this Section 4.2 were satisfied by Purchaser prior to the Effective Date;
(d)    not permit the Investigations or any other activities undertaken by Purchaser or any of the Purchaser’s Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Property, and Purchaser shall, at its sole cost and expense, immediately discharge of record any such liens or encumbrances that are so filed or recorded (including liens for services, labor or materials furnished); and
(e)    indemnify, defend and hold harmless Seller, the Venture Group, Beatty, and any agent, advisor, representative, affiliate, employee, director, officer, partner, member, shareholder, trustee or other person or entity (each, a “Person”) acting on Beatty’s or Seller’s behalf or otherwise related to or affiliated with Beatty or Seller (including the Venture Group, Seller and Beatty, collectively, the “Seller Related Parties”) from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Claims”), suffered or incurred by any of the Seller Related Parties to the extent arising out of or caused by, whether prior to or following the Effective Date, (i) entry on the Property by Purchaser or any of the Purchaser’s Representatives, (ii) any Investigations or other

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activities conducted thereon by Purchaser or any of the Purchaser’s Representatives, (iii) any liens or encumbrances filed or recorded against the Property as a consequence of the Investigations or (iv) any and all other activities undertaken by Purchaser or any of the Purchaser’s Representatives on or with respect to the Property. The foregoing indemnity shall not include any Claims that result solely from the mere discovery, by Purchaser or any of the Purchaser’s Representatives, of pre-existing conditions on the Property during Investigations conducted pursuant to, and in accordance with, the terms of this Agreement and which are not exacerbated by the activities of any such Person.
Without limiting the foregoing, in no event shall Purchaser or any of the Purchaser’s Representatives, without the prior written consent of Seller and Beatty: (x) make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like), (y) contact any of the tenants at the Property, except for confirmatory tenant interviews; provided, however, that (i) Purchaser shall notify Seller and Beatty of those tenants which Purchaser desires to interview (Purchaser acknowledges that Purchaser shall have no right to directly notify any of the tenants of an interview request, and that such interview requests shall be directed to Beatty, who shall, or shall direct its agent(s) to, schedule such confirmatory tenant interviews), (ii) Beatty or Beatty’s agent(s) shall schedule such confirmatory tenant interviews, and (iii) Seller and Beatty or their respective agent(s) shall have the right to be present at the confirmatory tenant interview, and/or (z) contact any Governmental Authority with respect to matters concerning the Property, except with respect to obtaining a zoning compliance letter, certificates of occupancy and a record of any code violations.
Purchaser’s obligations under this Section 4.2.1 shall survive the Closing or a termination of this Agreement.
4.2.4    Property Information and Confidentiality. All Information (as hereinafter defined) provided to or obtained by Purchaser, whether prior to or after the date hereof, shall be subject to the following terms and conditions:
(a)    Any Information provided or to be provided with respect to the Company Interest or the Property is solely for the convenience of Purchaser and was or will be obtained from a variety of sources. None of the Seller Related Parties has made any independent investigation or verification of such information and, except as expressly set forth in this Agreement, (i) makes no (and expressly disclaims all) representations and warranties as to the truth, accuracy or completeness of the Information, or any other studies, documents, reports or other information provided to Purchaser hereunder and (ii) expressly disclaims any implied representations as to any matter disclosed or omitted. Purchaser acknowledges and agrees that (i) contemporaneously with the Closing, it intends to amend and restate the LLC Agreement, (ii) the Closing is not conditioned upon the amendment or restatement of the LLC Agreement, and (iii) none of the Seller Related Parties shall be responsible or liable or in breach under this Agreement on account of any act or omission, or statement made, by Beatty (or any Affiliate thereof) or any member of the Venture Group, including any representation or warranty contained in any amendment or restatement of the LLC Agreement.
(b)    Purchaser agrees that neither Purchaser nor any of the Purchaser’s Representatives shall, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any Person, the Information, or any other knowledge or information acquired by

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Purchaser or any of the Purchaser’s Representatives from any of the Seller Related Parties or by Purchaser’s own inspections and investigations, other than matters that were in the public domain at the time of receipt by such Person. Without Seller’s prior written consent, Purchaser shall not disclose, and Purchaser shall direct each of the Purchaser’s Representatives not to disclose to any Person, any of the terms, conditions or other facts concerning a potential purchase of the Company Interest by Purchaser, including the status of negotiations; provided, however, that Seller acknowledges and agrees that immediately following the execution of this Agreement by the parties, AHP (as defined in Section 10.22.3 below) shall make a filing with the U.S. Securities and Exchange Commission and issue a press release regarding the Transaction. Purchaser shall provide Seller with a reasonable opportunity to review the press release prior to release of the press release; provided, however, that Purchaser shall have the right in any event to (i) include in such press release all matters required by applicable law and (ii) make changes that are not material following Seller’s approval but prior to issuance. Notwithstanding the foregoing, Purchaser may disclose such of the Information and its other reports, studies, documents and other matters generated by it and the terms of this Agreement (i) as required by law or court order (provided prior written notice of such disclosure shall be provided to Seller and Beatty) and (ii) as Purchaser deems necessary or desirable to the lender providing the Loan, any lender that may refinance the Loan and any of the Purchaser’s Representatives in connection with the Investigations and the Transaction, provided that those to whom such Information is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms and conditions hereof. If Purchaser believes in good faith that it is required by any legal requirement to disclose any Information, then Purchaser will immediately notify Seller in writing of such belief and the reasons for such belief. If Seller, within ten (10) days after receipt of such notice, advises Purchaser that Seller will itself disclose the information, then Purchaser will not make such disclosure unless Purchaser reasonably believes that it must disclose such information in accordance with applicable law. If Purchaser reasonably believes that such disclosure is required to be made in less than the 10-day period, then the notice to Seller will so state, and Seller’s time to respond will be reduced accordingly. Purchaser will provide this Section of this Agreement to Purchaser’s Representatives and advise Purchaser’s Representatives that Purchaser is bound by the terms of this Section. Purchaser will be responsible for any actual damage incurred by any Seller Related Parties as a result of any disclosure or publication of Information by Purchaser’s Representatives in violation of the terms of this Agreement
(c)    Purchaser shall, and shall cause each of the Purchaser’s Representatives to, use reasonable care to maintain in good condition all of the Information furnished or made available to such Person in accordance with this Section 4.2.4. If this Agreement is terminated, other than as a result of a breach by Seller, then Purchaser shall, and shall cause each of the Purchaser’s Representatives to, promptly deliver to Seller and Beatty all originals and copies of the Information in the possession of such Person, and to expunge and delete any of the Information maintained on any word processing or computer system or in any other electronic form to the extent practicable; provided, however, notwithstanding the forgoing, Purchaser may retain copies of any Information that pertains or is related to any of the Surviving Obligations.
(d)    As used in this Agreement, the term “Information” shall mean any of the following: (i) all information and documents in any way relating to the Company Interest, the Venture Group or the Property, the operation thereof or the sale thereof, including this Agreement (including all exhibits and schedules attached hereto), the Property Documents, and all leases and contracts furnished to, or otherwise made available (including in any electronic data room established

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by or on behalf of Seller or Beatty) for review by, Purchaser or its directors, officers, employees, affiliates, partners, members, brokers, agents or other representatives, including attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively with Purchaser’s Consultants, “Purchaser’s Representatives”), by any of the Seller Related Parties or any of their agents or representatives, including their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or any of the Purchaser’s Representatives containing or based on, in whole or in part, the information or documents described in the preceding clause (i), the Investigations, or otherwise reflecting their review or investigation of the Property.
(e)    Purchaser shall indemnify and hold harmless each of the Seller Related Parties from and against any and all Claims suffered or incurred by any of the Seller Related Parties and arising out of or in connection with a breach by Purchaser or any of the Purchaser’s Representatives of the provisions of this Section 4.2.4.
(f)    In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including injunctive relief and/or specific performance, against Purchaser or any of the Purchaser’s Representatives in order to enforce the provisions of this Section 4.2.4.
(g)    The provisions of this Section 4.2.4 shall survive a termination of this Agreement.
4.2.5    Termination Right. Purchaser shall, prior to the expiration of the Due Diligence Period, have the right, for any reason or no reason, to terminate this Agreement, effective only on delivery to Seller, at any time prior to the expiration of the Due Diligence Period, of a notice electing to terminate this Agreement (a “Termination Notice”), whereupon, provided that Purchaser shall not be in default under this Agreement, the Initial Deposit shall be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligation under this Agreement except for the Surviving Obligations). If Purchaser shall fail to deliver the Termination Notice to Seller before the expiration of the Due Diligence Period, TIME BEING OF THE ESSENCE, then Purchaser shall be deemed to have agreed that the Company Interest is acceptable to Purchaser and that it intends to proceed with the acquisition of the Company Interest without a reduction in or any abatement of or credit against, the Purchase Price (but subject to application of the Deposit and other pro-rations as provided in this Agreement) and, thereafter, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 4.2.5 and, except in the event of a default by Seller or as otherwise expressly provided to the contrary in this Agreement, the Deposit shall be nonrefundable to Purchaser.
5.    Closing. The closing (the “Closing”) of the Transaction shall occur at 10:00 a.m. (Eastern Time) on or before March 3, 2022 (the “Scheduled Closing Date”) (as the same may be extended as expressly provided herein), TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to close on such date, at the offices of Escrowee through an escrow and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser (the date on which the Closing shall occur being herein referred to as the “Closing Date”). Notwithstanding the foregoing, Purchaser shall have the right to extend the Scheduled

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Closing Date for a period of up to thirty (30) days in the aggregate by providing written notice of its election to so extend the Scheduled Closing Date, and by making an additional deposit of One Million Dollars ($1,000,000.00) (the “Extension Deposit”) to Escrowee no later than two (2) Business Days before the original Scheduled Closing Date forth above. Upon the funding of the Extension Deposit with the Escrowee, it will be held in accordance with the terms of the Escrow Agreement and will be deemed part of the Deposit for all purposes hereunder. It is contemplated that the Transaction shall be closed by means of a so called “New York Style Closing”, with the concurrent delivery of the documents and the payment of the Purchase Price. Notwithstanding the foregoing, there shall be no requirement that Seller and Purchaser physically meet for the Closing, and all documents and funds to be delivered at the Closing shall be delivered to Escrowee unless the parties hereto mutually agree otherwise. Seller and Purchaser also agree that disbursement of the Purchase Price, as adjusted by the prorations, shall not be conditioned upon the recording of any document, but rather, upon the satisfaction or waiver of all conditions precedent to the Closing. The Closing shall constitute approval by Seller and Purchaser of all matters to which such party has a right of approval and a waiver of all conditions precedent.
5.1    Purchaser’s Conditions to Closing and Seller’s Deliveries. Purchaser’s obligation to purchase the Company Interest is expressly conditioned on each of the following, any of which may be waived by Purchaser in its sole discretion:
5.1.1    Seller’s performance in all material respects of the obligations, covenants and deliveries required of Seller under this Agreement.
5.1.2    At or prior to the Closing, delivery to Purchaser or to the Escrowee, as the case may be, at Seller’s sole cost and expense, the following items executed, witnessed, notarized and acknowledged by Seller or other applicable Person, as appropriate:
(a)    An assignment and assumption of the Company Interest (the “Assignment and Assumption”), in the form attached hereto as Exhibit C.
(b)    A certification of non-foreign status in the form attached hereto as Exhibit D, and any required state certificate that is sufficient to exempt Seller from any state withholding requirement with respect to the Transaction.
(c)    All applicable transfer tax forms, if any.
(d)    A settlement statement consistent with the provisions of this Agreement prepared by Escrowee and reasonably approved by Seller and Purchaser (the “Settlement Statement”), which Settlement Statement may be in .pdf format and transmitted via email.
(e)    Evidence reasonably satisfactory to Purchaser respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered by Seller hereunder.
(f)    An estoppel certificate (a “Tenant Estoppel Certificate”) from Exelon Generation Company, LLC (“Exelon”) substantially in the form (or containing substantially similar certifications as contained in the form) attached hereto as Exhibit H (or if Seller, after attempting to

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obtain the certificate in such form, is unable to obtain the same, then in the form, if any, prescribed in the Exelon Lease or other operative document) or, on Exelon’s standard form, but in each case, the form shall be modified to make the statements contained therein factually correct. For the purposes of this Agreement, the term “Estoppel Requirements” shall mean, with respect to the Tenant Estoppel Certificate, that the Tenant Estoppel Certificate: (a) is in the form required above; (b) is dated prior to the Closing Date; (c) does not set forth any fact or statement materially inconsistent with the Exelon Lease (as hereinafter defined), (d) does not indicate any alleged material default on the part of Exelon under the Exelon Lease and (e) does not indicate the existence of any material default by Office. Except as set forth in subclause (e) in the preceding sentence, modifications by Exelon to the form of Tenant Estoppel Certificate shall nevertheless be deemed to meet the Estoppel Requirements if such modifications (i) are non-material, (ii) note items which constitute Permitted Exceptions, items which Seller agrees to discharge before the Closing at Seller’s cost or items which Seller agrees to give a credit to Purchaser at the Closing, (iii) conform such certificate to the Exelon Lease or other information delivered to Purchaser prior to the expiration of the Due Diligence Period, (iv) reference a general condition statement such as “we reserve all rights” (or words of similar import), (v) limit Exelon’s statements “to Exelon’s knowledge” (or words of similar import) or (vi) reference the Window Condition. As used herein, (i) “Exelon Lease” means that certain lease between Exelon and Office more particularly described in the form of Tenant Estoppel Certificate attached hereto as Exhibit H and (ii) “Window Condition” means the spontaneous fracturing of insulated glass units on the curtain wall of the building(s) located on the Property. Seller must deliver to Purchaser, for its review and approval, a copy of the Tenant Estoppel Certificate, on the form required hereunder, with all blank spaces completed prior to the delivery to Exelon. Unless Purchaser objects in writing to the completed Tenant Estoppel Certificate within five (5) Business Days after receipt thereof (including delivery by email to mbeatty@beatty development.com and rgentry@beattydevelopment.com), Purchaser shall be deemed to have approved the completed Tenant Estoppel Certificate.
(g)    An Owner’s Title Insurance Affidavit and a Non-Imputation Affidavit, each executed by Seller in the form attached as Exhibit I (the “Title Affidavit”).
(h)    Evidence of Seller’s organization and its authority to enter into the Transaction and the incumbency of any individuals to execute any instruments executed and delivered by Seller at Closing, together with a certificate of good standing of Seller from the jurisdiction in which Seller was formed and such additional commercially reasonable assignments, instruments and documents appropriate to be executed and delivered by Purchaser as may be reasonably necessary to complete the Transaction and to carry out the intent and purposes of this Agreement, provided that any such assignments, instruments and documents do not increase Seller’s obligations or decrease Seller’s rights (in each case other than to a de minimis extent) and do not require disclosure of proprietary information.
(i)    A Joinder Agreement (the “Joinder”) from an entity approved by Purchaser prior to the Effective Date in a form approved by Seller and Purchaser prior to the Effective Date.
(j)    The A/R LLC Agreement.

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(k)    The Loan Documents.
5.1.3    Other than the representations of Seller in Sections 7.1.1(a) and (d), each of Seller’s representations and warranties will be true and correct in all respects (in the case of any representation or warranty qualified by materiality, material adverse effect or similar terms) or in all material respects (in the case of any representation or warranty not qualified by materiality, material adverse effect or similar terms) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects). The representations and warranties of Seller contained in Sections 7.1.1(a) and (d) will be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).
5.1.4    No event shall have occurred that would give Purchaser a right to terminate this Agreement under Section 6 for which the time for Purchaser to provide notice to Seller of such termination has not lapsed.
5.2    Seller’s Conditions to Closing and Purchaser’s Deliveries. Seller’s obligation to sell the Company Interest is expressly conditioned on each of the following, any of which may be waived by Seller in its sole discretion:
5.2.1    Purchaser’s performance in all material respects of the obligations, covenants and deliveries required of Purchaser under this Agreement.
5.2.2    At or prior to the Closing, delivery to Seller or to the Escrowee, as the case may be, at Purchaser’s sole cost and expense, the following items executed, witnessed, notarized and acknowledged by Purchaser or other applicable Person, as appropriate:
(a)    The Closing Payment required to be paid in accordance with Section 3.5.
(b)    The Assignment and Assumption.
(c)    All applicable transfer tax forms, if any.
(d)    The Settlement Statement.
(e)    Evidence of Purchaser’s organization and its authority to enter into the Transaction and the incumbency of any individuals to execute any instruments executed and delivered by Purchaser at Closing, together with a certificate of fact of Purchaser from the jurisdiction in which Purchaser was formed, and such additional commercially reasonable assignments, instruments and documents appropriate to be executed and delivered by Purchaser as may be reasonably necessary to complete the Transaction and to carry out the intent and purposes of this Agreement, provided that any such assignments, instruments and documents do not increase

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Purchaser’s obligations or decrease Purchaser’s rights (in each case other than to a de minimis extent) and do not require disclosure of proprietary information.
(f)    Evidence of Permitted Assignee’s organization and its authority to enter into the Transaction and the incumbency of any individuals to execute any instruments executed and delivered by Permitted Assignee at Closing, together with a certificate of fact of Purchaser from the jurisdiction in which Permitted Assignee was formed.
(g)    The A/R LLC Agreement.
(h)    The Loan Documents and loan proceeds in cash in the amount of $12,834,000.
5.3    Closing Costs. Seller shall pay fifty percent (50%) of all Transfer Taxes (as defined below), if any. Purchaser shall pay (a) fifty percent (50%) of all Transfer Taxes, if any (b) the title insurance premium and the cost of any title endorsements and affirmative insurance required by Purchaser, (c) the cost of the Survey (or any update thereto), if any, (d) the cost of Escrowee and (e) all fees, costs or expenses in connection with Purchaser’s due diligence reviews hereunder. Any other closing costs shall be allocated in accordance with local custom. Except as expressly provided otherwise in this Agreement, Seller and Purchaser shall pay their respective legal, consulting and other professional fees and expenses incurred in connection with this Agreement and the Transaction and their respective shares of prorations as hereinafter provided. As used in this Agreement, the term “Transfer Taxes” means all state and city transfer taxes, including any transfer taxes of the State of Maryland and of the City of Baltimore, and recordation taxes payable in connection with the Transaction. In the event of an audit or proceeding relating to Transfer Taxes following Closing, each of Seller and Purchaser agrees to (i) cooperate with each other and governmental authorities in connection therewith, (ii) keep the other party reasonably informed with respect to any proceedings and/or settlement discussions and permit the other party to participate in any proceedings and/or settlement discussions, (iii) cooperate with each other in good faith in presenting any settlement offers to, or responding to any settlement offers from, the appropriate governmental authorities, and (iv) pay its fifty percent (50%) share of any Transfer Taxes imposed as provided in this Section 5.3. The provisions of this Section 5.3 shall survive the Closing or a termination of this Agreement until sixty (60) days after the end of any applicable statute of limitations period.
5.4    Prorations.
5.4.1    For purposes of this Section 5.4, the following terms shall have their indicated meanings:
“Adjustment Time” means as of 11:59 P.M. (Eastern Time) on the night immediately preceding the Closing Date.
“Cash” shall include (i) the amounts on deposit as of the Adjustment Time in the operating accounts of the Venture and any of the Unit Owners, (ii) any reserves or deposits of the Venture or any of the Unit Owners, including reserves with the current mortgagee of the Property, and (iii) all other cash balances of, or available to, the Venture or the Unit Owners. For avoidance of doubt, in no event shall “Cash” include any cash security deposits of tenants, unless the applicable

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Unit Owner as of the Adjustment Time is entitled to apply the same and the tenant in question has not asserted a defense to such application or the grounds therefor, and no adjustment between Seller and Purchaser shall be made on account thereof. “Cash” shall exclude, if necessary, in order to avoid double counting, any cash attributable to items prorated for which Seller receives a credit in accordance with Section 5.4.2(a).
“Post-Closing Venture” means the Venture, as it is composed and with the constituent members, existing immediately following the consummation of the Transaction.
“Pre-Closing Venture” means the Venture, as it is composed and with the constituent members, existing immediately prior to the consummation of the Transaction.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
5.4.2    Prorated Items.
(a)    All items of operating revenue and operating expenses of the Property, the Venture and/or the Unit Owners, customarily apportioned between buyers and sellers of direct or indirect interests in real estate of a type similar to the Property and located in the same geographic area as the Property, will be adjusted as between Seller and Purchaser using Seller’s Percentage Interest. All such items with respect to the period on or prior to the Adjustment Time shall be for the account of the Pre-Closing Venture and all such items with respect to the period from and after the Adjustment Time, shall be for the account of Post-Closing Venture.
Such items shall include, by way of example:
(i)    fixed, additional, percentage and base rents;
(ii)    all real estate taxes, water charges, sewer rents, vault charges and assessments on the Property on the basis of the fiscal year for which assessed. In no event shall Seller or the Pre-Closing Venture be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Post-Closing Venture being obligated to pay any installments due after the Closing Date);
(iii)    charges and payments under service and maintenance contracts;
(iv)    any prepaid items;
(v)    utilities, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings;
(vi)    deposits with utility companies and any other persons or entities who supply goods or services in connection with the Property;

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(vii)    personal property taxes, if any, on the basis of the fiscal year for which assessed;
(viii)    taxes payable by Seller relating to operations of the Property, including, without limitation, business and occupancy taxes and sales taxes, if any; and
(ix)    condominium charges and expenses.
(b)    Further to Section 5.4.2(a), fixed and additional rent (less any reasonable out-of-pocket costs of collection (including reasonable counsel fees)) shall be adjusted and prorated on an if-, as- and when-collected basis. Any rent collected by any Unit Owner after the Closing from any tenant owing rent for any period prior to the Closing shall be applied
(i)    first, in payment of rents owed by such tenant for the month in which the Closing occurs,
(ii)    second, in payment of rent owed by such tenant for any period after the month in which the Closing occurs, and
(iii)    third, in payment of rent owed by such tenant for any period prior to the month in which the Closing occurs.
(c)    If a tenant is required to pay additional rent on an estimated basis for an annual or other period, such payment shall be prorated at the Closing in accordance with the above terms of this Section 5.4.2. As part of the proration and re-proration pursuant to Section 5.4.5, the parties shall recalculate the amounts actually due and collected from (or to be refunded to) such tenant for the portion of such annual or other period through (and including) the month in which the Closing occurs and re-prorate the same. If, with respect to any such tenant, the recalculated additional rent collected from such tenant for such portion of such annual or other period is different than the estimated additional rent paid by such tenant for such portion of such annual or other period, then the resulting excess or shortfall, as applicable, shall be apportioned between the Pre-Closing Venture and Post-Closing Venture as of the Adjustment Time.
(d)    If any tenant of the Property is obligated to pay percentage rent based upon the calendar year or lease year in which the Closing Date occurs (“Percentage Rent Year”), the Pre-Closing Venture shall be entitled to that portion which is equal to the number of days which elapsed between the commencement date of the Percentage Rent Year for each such tenant, and the Closing Date, and the total number of days in such Percentage Rent Year, and the Post-Closing Venture shall be entitled to the balance of such percentage rent.
(e)    If the net amount of adjustments considered in the aggregate (x) benefit the Post-Closing Venture, the Purchase Price will be decreased by an amount equal to Seller’s Percentage Interest thereof, or (y) benefits the Pre-Closing Venture, the Purchase Price will be increased by an amount equal to Seller’s Percentage Interest thereof (the “Prorations”).
(f)    All brokerage and leasing commissions, tenant improvement costs, other out-of-pocket tenant inducements and attorneys’ fees for the current term of any leases or

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amendments entered into prior to the Adjustment Time (collectively, “Pre-Closing Leasing Costs”) shall be for the account of the Pre-Closing Venture. All brokerage and leasing commissions, tenant improvement costs and other out-of-pocket tenant inducements, and attorneys’ fees for the initial term of any new Leases, and for any extension, renewal or expansion of any lease, in each case where executed on or after the Adjustment Time (collectively, “Post-Closing Leasing Costs”) shall be for the account of the Post-Closing Venture. If, prior to the Closing, Seller has paid any Post-Closing Leasing Costs, the prorations at the Closing shall include a credit to Seller in an amount equal to ninety percent (90%) of the Post-Closing Leasing Costs paid by Seller. If, as of the Closing, there remain unpaid Pre-Closing Leasing Costs, the prorations at the Closing shall include a credit to Purchaser in an amount equal to ninety percent (90%) of such unpaid Pre-Closing Leasing Costs.
(g)    In the case of any Straddle Period, the amount of any Taxes other than real and personal property Taxes (and similar Taxes imposed solely on a periodic basis) of the Venture for the portion of the Straddle Period ending as of the end of the day on the Closing Date (the “Pre-Closing Straddle Period Taxes”) shall be determined based on an interim closing of the books as of the time of the Closing on the Closing Date. Seller shall be responsible for any Pre-Closing Straddle Period Taxes attributable to the Company Interest and the Retained Interest and shall timely pay such amounts to the relevant taxing authority. For clarification, amounts due from Seller under this Section 5.4.2(g) shall not be treated as part of the Prorations under Section 5.4.2(e) above.
5.4.3    Seller Cash. Seller shall request the Venture to make a distribution of Cash to Seller and Beatty immediately prior to Closing and shall request Beatty to furnish Purchaser with an interim balance sheet prior to Closing reflecting such distributions. Subject to reconciliation in accordance with Section 5.4.4, at Closing, the Purchase Price shall be increased by Seller’s Percentage Interest of any remaining Cash held by or for benefit of any member of the Venture Group.
5.4.4    Post-Closing Reconciliation. For a period of six (6) months following the Closing, Purchaser and Seller shall act in good faith and make prompt and appropriate reconciliation for (i) any of the items described in Section 5.4.2 or Section 5.4.3 that could not be apportioned at the Closing because of the unavailability of information, (ii) any of the items described in Section 5.4.2 or Section 5.4.3 that were incorrectly apportioned at Closing and (iii) upon the finalization of the same, the proper party shall be promptly reimbursed; provided, however, if Purchaser and Seller cannot agree to such reconciliation, such dispute will be resolved pursuant to arbitration as provided in Section 10.23. The provisions of this Section 5.4.4 shall survive the Closing.
6.    Condemnation or Destruction of the Property. If, after the Effective Date but prior to the Closing Date, Seller becomes aware that either any portion of the Property is taken pursuant to eminent domain proceedings or condemnation or the Units damaged or destroyed by fire or other casualty, then Seller shall promptly deliver, or cause to be delivered, to Purchaser, notice of any such eminent domain proceedings or casualty. Seller shall have no obligation to cause to be restored, repaired or replaced any portion of the Property or any such damage or destruction. Seller shall at the Closing, assign to Purchaser all of Seller’s interest in all Awards. For purposes of this Agreement, “Awards” shall mean all awards or other proceeds for any taking by eminent domain or condemnation related to the Property or the proceeds of any insurance (collected or uncollected) for any damage or destruction to the Property (unless such damage or destruction shall have been

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repaired prior to the Closing and except to the extent any such awards, proceeds or insurance are attributable to lost rents or items applicable to any period prior to the Closing), less the amount of all costs incurred in connection with the repair of such damage or destruction or collection costs respecting any awards or other proceeds for such taking by eminent domain or condemnation or any uncollected insurance proceeds which Seller may be entitled to receive from such damage or destruction, as applicable. In connection with any assignment of any Awards, Purchaser will receive a credit towards the Purchase Price in an amount equal to Seller’s Percentage Interest of the applicable deductible amount under the applicable Venture Group Member’s insurance (but not more than the amount by which Seller’s Percentage Interest in the cost, as of the Closing Date, to repair the damage is greater than the amount of insurance proceeds paid to the applicable Venture Group Member). Notwithstanding anything in this Section 6 to the contrary, if the eminent domain, condemnation or casualty event constitutes a Major Loss (as defined below), then Purchaser shall have the right to terminate this Agreement by notice to Seller given within ten (10) days after notification to Purchaser of the estimated amount of the damages or the value of the taking. For purposes of this Agreement, a “Major Loss” means an eminent domain or condemnation proceeding or casualty event that: (i) causes diminution in the value of the Property in excess of Five Million Dollars ($5,000,000.00), (ii) causes loss or damage to the Property such that the cost of repairing and restoring such Property to substantially the same condition that existed prior to such event would, in the good faith opinion of an unaffiliated third party architect or engineer selected by Purchaser and reasonably approved by Seller, be in excess of Five Million Dollars ($5,000,000.00), or (iii) is of a nature that permits Exelon to terminate the Exelon Lease in accordance with the provisions of the Exelon Lease. In any instance where this Agreement is terminated pursuant to this Section 6, the Initial Deposit and the Additional Deposit, to the extent deposited with Escrowee, shall, provided that Purchaser is not otherwise in default of its obligations pursuant to this Agreement, be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligation under this Agreement except for the Surviving Obligations). The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a condemnation or eminent domain proceeding. The provisions of this Section 6 shall survive the Closing or a termination of this Agreement.
7.    Representations, Warranties and Covenants.
7.1    Representations, Warranties and Covenants of Seller.
7.1.1    Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the statements contained in this Section 7.1 are true and correct as of the Effective Date; provided, however, other than the representations and warranties in Sections 7.1.1(a) and (d), each of the following representations and warranties are made to Seller’s knowledge:
(a)    Due Authority of Seller. This Agreement has been duly authorized, executed, and delivered by, and is binding upon, Seller, and each agreement, instrument and document herein provided to be executed by Seller on the Closing Date will be duly authorized, executed, and delivered by, and be binding upon, Seller, and enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

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Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware, and is, or on the Closing Date will be, duly authorized and qualified to do all things required of it under this Agreement. No authorizations, consents or approvals of or filing with any governmental authority or other Person is required (that has not been or will not be obtained, as applicable) with respect to Seller for the execution and delivery of this Agreement and performance of Seller’s obligations hereunder.
(b)    [Reserved]
(c)    Organizational Documents. Exhibit E contains a list that is true, correct and complete in all material respects of the Organizational Documents for all Venture Group Members. Such Organizational Documents are in full force and effect and have not been modified, supplemented or amended. True and complete copies (in all material respects) of the Organizational Documents of the Venture Group, have been delivered to Purchaser. For purposes of this Agreement, “Organizational Documents” shall mean, with respect to the Venture and each Unit Owner, all certificates of formation and limited liability company agreements or similar agreements relating to the ownership or governance of such entity.
(d)    Capitalization. The Company Interest, together with Seller's Retained Interest, constitutes all of the interests in the Venture owned by Seller. Other than Purchaser, and except for the rights provided for in the LLC Agreement, no Person owns any options to purchase such rights to subscribe for or otherwise acquire, directly or indirectly, any of the Company Interest or the Retained Interest or has any other interest in or voting rights with respect to the Company Interest or the Retained Interest. Seller is the lawful record and legal and beneficial owner of the Company Interest and the Retained Interest free and clear of liens and encumbrances. Such limited liability company interests were duly authorized and validly issued in compliance with all applicable laws and the Organizational Documents of the Venture. None of the limited liability company interests in the Venture are evidenced by a limited liability company or membership interest certificate, including but not limited to the Company Interest and the Retained Interest. The LLC Agreement has not been modified, supplemented or amended since October 30, 2014.
(e)    Financial Statements. Complete copies of the audited financial statements consisting of the consolidated balance sheet of the Venture Group as at December 31 in each of 2018, 2019 and 2020 and the related consolidated statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and consolidated unaudited financial statements consisting of the balance sheet of the Venture Group as at October 31, 2021 and the related consolidated statements of income and retained earnings, members’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered or made available to Purchaser. December 31, 2020 is referred to in this Agreement as the “Balance Sheet Date” and the balance sheet of the Venture Group as of October 31, 2021 (the “Interim Balance Sheet Date”) is referred to in this Agreement as the “Interim Balance Sheet.”

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(f)    Undisclosed Liabilities. The Venture Group has no current material liabilities except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice.
(g)    Operation in the Ordinary Course of Business. Since the Balance Sheet Date, the Venture has operated in the ordinary course of business consistent with past practice.
(h)    Employment Matters. No Venture Group Member has ever had any employee benefit plans of any kind or nature and has never contributed to any multiemployer plan within the meaning of Section 3(37) of ERISA.
(i)    Taxes.
(i)    (A) Each Venture Group Member has duly and timely filed with the appropriate federal, state and local taxing authorities all Tax Returns required to be filed by or with respect to it, and all such income and other material Tax Returns are complete and accurate in all material respects, (B) all material Taxes due and owing by any Venture Group Member (regardless of whether shown or required to be shown on any Tax Return) have been timely paid in full, and (C) each Venture Group Member has withheld and timely paid over to the appropriate taxing authority all material Taxes that it was required to withhold from amounts paid or owing to any Person and has complied with associated reporting and recordkeeping requirements in all material respects;
(ii)    no Venture Group Member has requested, been granted, or become the beneficiary of an extension of time for filing any Tax Return that has not yet been filed;
(iii)    no Venture Group Member has consented to extend to a date after the Effective Date the time in which any Tax may be assessed or collected by any taxing authority or otherwise waived any statute of limitations in respect of Taxes and no such request to waive or extend is outstanding;
(iv)    no deficiencies for any Taxes have been proposed or asserted in writing or assessed against any Venture Group Member that are still pending or otherwise threatened;
(v)    there are no liens for material Taxes (other than for current Taxes not yet due and payable) on the assets of the Venture Group, including, without limitation, the Property;
(vi)    no Venture Group Member has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2);
(vii)    there are no Tax audits or administrative or judicial examinations, suits, investigations, or other proceedings that are pending or, to Seller’s knowledge, threatened with respect to any Venture Group Member; and

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(viii)    (A) the Venture is and always has been taxable as a partnership for federal (and applicable state and local) income Tax purposes, and each Unit Owner is and has been disregarded as separate and apart from the Venture for federal (and applicable state and local) income Tax purposes, and (B) no Venture Group Member holds an equity interest in any other entity that is not wholly owned by it.
For purposes of this Agreement, “Tax” means any federal, state, local or non U.S. taxes, charges, fees, imposts, levies or other assessments by any taxing authority, including all income, gross income, gross receipts, franchise, profits, escheat, abandoned, unclaimed property, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customers, duties, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other withholding, privilege, duty, ad valorem or other tax, of any kind whatsoever, however denominated, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, regardless of whether disputed, but excludes Transfer Taxes. “Tax Return” means all returns, declarations, reports, claims for refund, estimates, elections, information returns, forms, or other documents (including any related or supporting schedules, statements or attachments or information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Taxes of any Person or the administration of any law relating to Taxes, and including any amendments thereof. The qualifying term “material” as used in this Section 7.1.1(i) means any Tax Return or any Tax liability, as the context requires, involving $10,000 or more in Taxes.
(j)    Litigation. As of the Effective Date, there is no material litigation, demand, complaint, action, suit, arbitration, condemnation or similar action pending or, to Seller’s knowledge threatened, against Seller, the Venture, the Unit Owners, or the Property, other than with respect to claims that are covered by insurance (subject to any deductible) and/or listed on Exhibit F.
(k)    No Insolvency. No bankruptcy, insolvency, rearrangement or similar action involving any of Seller, the Venture, the Unit Owners or any tenant under any Lease is a debtor in any state or federal insolvency, bankruptcy or receivership proceeding.
(l)    OFAC, PATRIOT Act, and Anti-Money Laundering Compliance. None of (A) Seller; (B) any Person controlling or controlled by Seller, directly or indirectly, including but not limited to any Person or Persons owning, in the aggregate, a fifty percent (50%) or greater direct or indirect ownership interest in Seller; (C) to the knowledge of Seller, any Person having a legal or beneficial interest in Seller; or (D) any Officer or Director or (to the knowledge of Seller) any employee, agent, or representative of Seller (including any Person acting in such capacity for or on behalf of Seller); or (E) any Person for whom Seller is acting as agent or nominee or otherwise in connection with the Transaction; is: (1) a country, territory, government, government instrumentality, individual or entity subject to sanctions under any U.S. federal, state, or local law or regulation, or non-U.S. law or regulation, including but not limited to any Executive Order issued by the President of the United States or any regulation administered by the Office of Foreign Assets Control of the United States Department of the Treasury, including but not limited to identification as a Specially Designated National or blocked person, or identification on the Denied Persons List, the Entity List, or the Unverified List maintained by the Bureau of Industry & Security, U.S. Department of

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Commerce, or under any order or regulation of (a) the United Nations; (b) the European Union or any of its member states; (c) Her Majesty’s Treasury of the United Kingdom; or (d) any other governmental authority; (2) a Foreign Terrorist Organization designated by the United States Department of State, or (3) an individual or entity who the Seller knows, or reasonably should know, has engaged in or engages in terrorist activity, or has provided or provides material support or resources for terrorist activities or terrorist organizations, as prohibited by U.S. law, including but not limited to the USA PATRIOT Act, P.L. 107-56.
Notwithstanding anything contained in this Agreement to the contrary, (i) if any of the representations or warranties of Seller contained in this Agreement or in any document or instrument delivered in connection herewith are false or inaccurate and on or prior to the expiration of the Due Diligence Period Michael P. O’Hara shall have had actual knowledge of the false or inaccurate representations or warranties, then Seller shall have no liability or obligation respecting such representations or warranties that are false or inaccurate (and Purchaser shall have no cause of action or right to terminate this Agreement with respect thereto), and the representations and warranties of Seller shall be deemed modified to the extent necessary to eliminate such false and inaccurate information and to make such representations and warranties true and accurate in all respects; and (ii) if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any document or instrument delivered in connection herewith are false or inaccurate, and following the expiration of the Due Diligence Period but prior to Closing, Michael P. O’Hara shall obtain actual knowledge of such false or inaccurate representations or warranties and the Transaction closes, then Purchaser shall be deemed to have waived such breach, Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties, and Purchaser shall have no cause of action with respect thereto. For purposes of this paragraph, Purchaser agrees that Michael P. O’Hara shall be deemed to have actual knowledge of the title, survey and Condominium documents relating to the Property and furnished to Purchaser by the Venture Group in a secure data link or referenced in the Title Commitment, all matters set forth in the Survey, 2018-2020 federal and state partnership tax returns, 2018-2020 fixed asset schedules, 2018-2021 personal property tax returns, the Financial Statements and the Interim Balance Sheet, the Exelon Lease, the Window Condition and the schedules to this Agreement and the documents referenced in such schedules. The provisions of this paragraph shall survive the Closing.
7.1.2    GENERAL DISCLAIMER. EXCEPT AS SPECIFICALLY SET FORTH IN SECTIONS 7.1.1 AND 10.1.1 OF THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SELLER AT THE CLOSING, SELLER MAKES NO REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PROPERTY OR THE COMPANY INTEREST OR THE VENTURE GROUP AND PURCHASER ACKNOWLEDGES AND AGREES THAT THE COMPANY INTEREST AND INDIRECTLY SELLER’S INTEREST IN THE VENTURE GROUP AND THE PROPERTY IS BEING TRANSFERRED ON AN “AS IS”, “WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING THE COMPANY INTERESTS OR PROPERTY OR THE VENTURE GROUP AND THE DIRECT OR INDIRECT TITLE TO THE UNITS OR THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE WINDOW CONDITION (AS HEREINAFTER DEFINED), THE CONDITION OF THE SOIL, AIR, WATER OR THE UNITS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING

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THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE COMPANY INTERESTS OR THE VENTURE GROUP OR THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO COMPANY INTEREST, THE VENTURE GROUP, THE UNIT OWNERS OR THE PROPERTY OR ANY PART THEREOF. PURCHASER ACKNOWLEDGES THAT, DURING THE DUE DILIGENCE PERIOD, PURCHASER WILL EXAMINE, REVIEW AND INSPECT ALL MATTERS WHICH IN PURCHASER’S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY FOR PURCHASER’S PURPOSES. PURCHASER IS A SOPHISTICATED PURCHASER THAT IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND THAT PURCHASER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN SECTION 4.2) RELATING TO THE ACQUISITION OF THE COMPANY INTEREST AND THE INDIRECT INTEREST IN THE UNIT OWNERS AND THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED ANY TITLE INSURANCE POLICY THAT PURCHASER ELECTS TO OBTAIN AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN AS EXPRESSLY PROVIDED IN SECTIONS 7.1.1 AND 10.1.1 OF THIS AGREEMENT). EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT: (A) PURCHASER WILL ACQUIRE THE COMPANY INTEREST AND THE INDIRECT INTEREST IN THE UNIT OWNERS AND THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE ANY TITLE INSURANCE POLICY THAT PURCHASER ELECTS TO PURCHASE, AND (B) WITHOUT LIMITING THE FOREGOING (OTHER THAN AS EXPRESSLY PROVIDED IN SECTIONS 7.1.1 AND 10.1.1 OF THIS AGREEMENT), PURCHASER WAIVES ANY RIGHT IT OTHERWISE MAY HAVE AT LAW OR IN EQUITY, INCLUDING THE RIGHT TO SEEK DAMAGES FROM SELLER IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING ANY RIGHT OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT. THE PROVISIONS OF THIS SECTION 7.1.2 SHALL SURVIVE THE CLOSING.
7.2    Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement in accordance with the terms and conditions of this Agreement:
7.2.1    Subject to the remaining provisions of this Section 7.2, Seller shall exercise its “Major Decision” rights under the Organizational Documents in a manner substantially consistent with the exercise of such rights prior to the Effective Date and in a manner intended to cause the Property to be operated and maintained in substantially the same manner as prior hereto (subject to (i) reasonable wear and tear and further subject to destruction by casualty or other events beyond the

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control of Seller, and (ii) any limitations imposed upon the Property and/or Seller by applicable laws, rules or regulations, including any Special Measures). In no event shall Seller have any obligation to make capital expenditures or to exercise any rights to call for capital contributions or to make capital expenditures with respect to the Property.
7.2.2    Prior to five (5) Business Days before the expiration of the Due Diligence Period, on no less than five (5) Business Days prior notice to Purchaser, Seller may exercise its rights, if any, to grant its consent to the execution, modification, extension, renewal or termination of any service or maintenance contracts affecting the Property without Purchaser’s consent. Beginning on the fifth (5th) Business Day before the expiration of the Due Diligence Period, Seller shall not exercise its rights, if any, to grant its consent to the execution, modification, extension, renewal or termination of any service or maintenance contracts affecting the Property (except as a result of a default by the other party thereunder) without Purchaser’s prior consent, which consent shall not be unreasonably withheld or delayed; provided, however, Purchaser’s consent shall not be required if such service or maintenance contracts are cancelable at the Closing or will not be binding upon Purchaser or any Venture Group Member following the Closing or if Seller’s consent to any such matter is not required under the Organizational Documents of the Venture. Purchaser’s failure to disapprove any request for consent by Seller under this Section 7.2.2 within five (5) Business Days following Seller’s request therefor shall be deemed to constitute Purchaser’s consent thereto.
7.2.3    Prior to five (5) Business Days before the expiration of the Due Diligence Period, on no less than five (5) Business Days’ notice to Purchaser, Seller may exercise its rights, if any, to grant consent to the execution and delivery of any new leases or the modifications or termination of existing leases without the prior written consent of Purchaser. Beginning on the fifth (5th) Business Day before the expiration of the Due Diligence Period, Seller shall not exercise its rights, if any, to grant consent to the execution and delivery of any new leases or, unless required by the term of existing leases, modifications or terminations of existing leases without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (x) Purchaser’s failure to disapprove any request for consent by Seller under this Section 7.2.3 within five (5) Business Days following Seller’s request therefor shall be deemed to constitute Purchaser’s consent thereto, and (y) Purchaser shall bear 90% of the associated Post-Contract Leasing Costs in accordance with Section 5.4.2(f).
7.2.4    Seller will not consent to any Venture Group Member amending or agreeing to amend any Organizational Document for any Venture Group Member, without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion. Seller will not consent to any Venture Group Member issuing or agreeing to issue any membership or other equity interest in itself or any other Venture Group Member.
7.2.5    While this Agreement is in full force and effect, (i) Seller will not solicit any Person other than Purchaser to enter into any contract, or sign any contract with any Person other than this Agreement, providing for the purchase and sale of all or any portion of the Company Interest or the Retained Interest and (ii) Seller will not consent to any Venture Group Member soliciting, and

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Seller will not solicit, any Person, or consent to any Venture Group Member signing any contract with any Person, providing for the purchase and sale of all or any portion of the Property.
7.2.6    Seller shall instruct Beatty to request a subordination, non-disturbance and attornment agreement dated prior to the Closing Date from Exelon (“Exelon SNDA”) in the form supplied to Seller by Purchaser prior to the expiration of the Due Diligence Period. The receipt of the Exelon SNDA shall not be a condition precedent to Purchaser’s obligations under this Agreement.
7.2.7    Seller shall instruct Beatty to request estoppel certificates dated prior to the Closing Date, executed by all parties to the Condominium Declaration, the REA, the Parking Easement, the Land Condominium Declaration, and the Land Condominium REA (as such terms are defined in the Condominium Declaration) in the form specified by Purchaser prior to the expiration of the Due Diligence Period. The receipt of any such estoppel certificates shall not be a condition precedent to Purchaser’s obligations under this Agreement.
7.3    Knowledge. References to the “knowledge,” “best knowledge” and/or “actual knowledge” or words of similar import mean and refer only to the current actual (as opposed to implied or constructive), knowledge of Tara A. Andrews, with respect to Seller, and Michael P. O’Hara, with respect to Purchaser, in all cases without inquiry. “Knowledge” will not be construed, by imputation or otherwise, to mean or refer to the knowledge of any parent, subsidiary or affiliate of Seller or Purchaser, as the case may be, or to any other officer, agent, manager, representative or employee of Seller or Purchaser, as the case may be. Notwithstanding anything to the contrary contained in this Agreement, none of Tara A. Andrews or Michael P. O’Hara will have any personal liability under this Agreement. Purchaser represents and warrants that Michael P. O’Hara is a knowledgeable person regarding Purchaser. Seller represents and warrants that Tara A. Andrews is a knowledgeable person regarding Seller.
7.4    Survival.
7.4.1    The representations and warranties of Seller set forth in Section 7.1.1 shall survive the Closing for a period of nine (9) months, except for the representations and warranties of Seller in Section 7.1.1(i) that will survive until sixty (60) days after the end of any applicable statute of limitations periods. In furtherance thereof, Purchaser acknowledges and agrees that it shall have no right to make any claim against Seller on account of any breach of any representations or warranties set forth in Section 7.1.1 unless an action on account thereof shall be filed in a court of competent jurisdiction prior to the expiration of the survival period set forth in this paragraph. To the fullest extent permitted by law, the foregoing shall constitute the express intent of the parties to shorten the period of limitations for bringing claims on account of Seller’s breach of its representations and warranties contained in Section 7.1.1 if a longer period would otherwise be permitted by applicable law.
7.4.2    The representations and warranties of Purchaser set forth in Section 7.5.1 shall survive the Closing for a period of nine (9) months.
7.4.3    The provisions of Section 7.4 shall survive the Closing.
7.5    Representations, Warranties and Covenants of Purchaser.

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7.5.1    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that:
(a)    Due Authority. This Agreement has been duly authorized, executed, and delivered by, and is binding upon, Purchaser, and each agreement, instrument and document herein provided to be executed by Purchaser on the Closing Date will be duly authorized, executed, and delivered by, and be binding upon, Purchaser, and enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors. Purchaser is a limited liability company, duly organized and validly existing and in good standing under the laws of the Commonwealth of Virginia, and is, or on the Closing Date will be, duly authorized and qualified to do all things required of it under this Agreement. No authorizations, consents or approvals of or filing with any governmental authority or other Person is required (that has not been or will not be obtained, as applicable) with respect to Purchaser for the execution and delivery of this Agreement and performance of Purchaser’s obligations hereunder.
(b)    Litigation. There is no material pending or, to the best of Purchaser’s knowledge, threatened litigation action against Purchaser that could reasonably be expected to adversely impact Purchaser’s ability to perform its obligations under this Agreement.
(c)    No Insolvency. Purchaser has not and as of the Closing Date will not have: (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension, or readjustment of its indebtedness, (iii) consented in writing, in any creditor’s proceeding, to the appointment of a receiver or trustee for Purchaser or any of its property, or (iv) been named as a debtor in an involuntary bankruptcy proceeding.
(d)    OFAC, PATRIOT Act, and Anti-Money Laundering Compliance. The amounts payable by Purchaser to Seller hereunder are not and were not, directly or indirectly, derived from activities in contravention of U.S. federal, state, or local laws or regulations, or any non-U.S. law or regulation (including anti-money laundering laws and regulations). None of (A) Purchaser; (B) any Person controlling or controlled by Purchaser, directly or indirectly, including but not limited to any Person or Persons owning, in the aggregate, a fifty percent (50%) or greater direct or indirect ownership interest in Purchaser; (C) any Person, to the knowledge of Purchaser, having a legal or beneficial interest in Purchaser; or (D) any officer or director or (to the knowledge of Purchaser) any employee, agent, or representative of Purchaser (including any Person acting in such capacity for or on behalf of Purchaser); or (E) any Person for whom Purchaser is acting as agent or nominee or otherwise in connection with the Transaction; is: (1) a country, territory, government, government instrumentality, individual or entity subject to sanctions under any U.S. federal, state, or local law or regulation, or non-U.S. law or regulation, including but not limited to any Executive Order issued by the President of the United States or any regulation administered by the Office of Foreign Assets Control of the United States Department of the Treasury, including but not limited to identification as a Specially Designated National or blocked person, or identification on the Denied Persons List, the Entity List, or the Unverified List maintained by the Bureau of Industry & Security, U.S. Department of Commerce, or under any order or regulation of (a) the United Nations; (b) the European Union or any of its member states; (c) Her Majesty’s Treasury of the United Kingdom; or (d) any other

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governmental authority; (2) a Foreign Terrorist Organization designated by the United States Department of State, or (3) an individual or entity who the Purchaser knows, or reasonably should know, has engaged in or engages in terrorist activity, or has provided or provides material support or resources for terrorist activities or terrorist organizations, as prohibited by U.S. law, including but not limited to the USA PATRIOT Act, P.L. 107-56.
(e)     ERISA. Either (i) Purchaser is not, and is not funding its purchase of the Company Interest under this Agreement with the assets of, any (a) “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) “plan” (within the meaning of Section 4975 of the Code), (c) entity whose underlying assets include “plan assets” (within the meaning of 29 C.F.R. Section 2510-101, as modified by Section 3(42) of ERISA)) by reason of a plan’s investment in such entity or (d) entity subject to any law regulating investments by “governmental plans” (within the meaning of Section 3(32) of ERISA), or (ii) the purchase of the Company Interest by Purchaser will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any law applicable to Purchaser that regulates investments by governmental plans.
8.    Indemnifications and Release.
8.1    Indemnification by Purchaser. On and after the Closing, Purchaser shall hold harmless, indemnify and defend Seller from and against any and all Damages related to the Company Interest to the extent such claims arise out of acts or events occurring on or after the Closing Date. As used herein, “Damages” shall mean all out-of-pocket losses, damages, costs and expense (including reasonable attorneys’ fees) actually incurred, but excluding any lost or prospective profits or any other indirect, consequential, special, incidental, punitive or other exemplary losses or damages, whether in tort, contract or otherwise, regardless of the foreseeability or the cause thereof.
8.2    Indemnification by Seller. Seller shall hold harmless, indemnify and defend Purchaser from and against any and all Damages (i) resulting from a breach of Seller’s representations and warranties hereunder, (ii) arising from any Tax liability with respect to the Company Interest and the Retained Interest for the period prior to the Closing Date, and (iii) arising from claims for personal injury resulting from injuries occurring at the Property prior to the Closing Date on account of the Window Condition. Any Damages for which Seller is responsible under this Section 8.2 shall be calculated based on Seller’s Percentage Interest.
8.3    RELEASE. EFFECTIVE AS OF THE CLOSING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED TO THE CONTRARY IN THIS AGREEMENT OR IN ANY DOCUMENTS EXECUTED BY SELLER AT THE CLOSING, PURCHASER AND PURCHASER’S AFFILIATES SHALL BE DEEMED TO HAVE RELEASED EACH OF THE SELLER RELATED PARTIES FROM ALL CLAIMS WHICH PURCHASER OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SERVANT, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON BEHALF OF OR OTHERWISE RELATED TO OR AFFILIATED WITH PURCHASER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE COMPANY INTEREST, THE VENTURE GROUP, THE CONDOMINIUM AND THE PROPERTY INCLUDING THE DOCUMENTS AND

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INFORMATION REFERRED TO HEREIN, THE LEASES AND THE TENANTS THEREUNDER, THE CONTRACTS, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO ANY OF THE SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION; PROVIDED, HOWEVER, THE FOREGOING RELEASE SHALL NOT APPLY TO CLAIMS FOR PERSONAL INJURY RESULTING FROM INJURIES OCCURRING AT THE PROPERTY PRIOR TO THE CLOSING INCLUDING ON ACCOUNT OF THE WINDOW CONDITION.
8.4    Survival. The provisions of this Section 8 shall survive the Closing or a termination of this Agreement.
9.    Remedies For Default and Disposition of the Initial Deposit and the Additional Deposit.
9.1    Seller Defaults. If Seller fails to perform or observe any of the obligations or requirements to be performed or observed by Seller under this Agreement, or if any one or more of Seller’s representations and warranties set forth in this Agreement are untrue as of the Effective Date or the Closing Date in any material respect as a result of the actions of Seller, then Purchaser shall elect, as its sole and exclusive remedies (except as otherwise set forth in this Section 9.1, all other rights and remedies, whether available at law or in equity, being irrevocably waived) the right to either (i) waive such failure or breach and proceed to Closing, (ii) terminate this Agreement, in which event the Escrowee must promptly return the Deposit to Purchaser and Seller must promptly pay to Purchaser an amount equal to Purchaser’s Reimbursable Transaction Expenses (as hereinafter defined), and neither party shall have any further obligation or liability to the other except for the Surviving Obligations, or (iii) if Seller fails to transfer the Company Interest in breach of its obligations, bring suit for specific performance of Seller’s obligations to transfer the Company Interest pursuant to and in accordance with the terms of this Agreement (it being acknowledged that the remedy of specific performance shall not be applicable to any other covenant or agreement of Seller contained herein); provided that any action by Purchaser for specific performance must be filed, if at all, within sixty (60) days after the scheduled Closing Date (excluding all cure periods), and the failure to file within such period shall constitute a waiver by Purchaser of such right and remedy. Notwithstanding the foregoing, in addition to the other remedies provided in this Section 9.1, Purchaser also may exercise all rights and remedies with respect to any Surviving Obligations.
As used in this Agreement, “Purchaser’s Reimbursable Transaction Expenses” means and refers to all third-party out-of-pocket expenses (including attorneys’ fees) actually incurred by Purchaser in connection with the Transaction, including, without limitation, the Investigations, any financing to refinance the Loan and negotiation and preparation of the Access Agreement, this Agreement and all other documents and instruments related to the Transaction; provided, however, (a) in no event shall Seller be obligated under this Agreement to reimburse Purchaser for Purchaser’s Reimbursable Transaction Expenses (in the aggregate) in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) and (b) Seller’s obligation to reimburse Purchaser for Purchaser’s

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Reimbursable Transaction Expenses relates only to Purchaser’s expenses with respect to which Purchaser delivers to Seller third-party invoices (with reasonable supporting information and documentation and evidence of payment) within thirty (30) days after the date on which Purchaser gives Seller written notice of Purchaser’s termination of this Agreement.
9.2    Purchaser Defaults. If Purchaser fails to purchase the Company Interest pursuant to this Agreement at or prior to Closing for any reason except failure by Seller to perform its obligations under this Agreement or termination of this Agreement pursuant to its terms, then this Agreement shall terminate and the retention of the Deposit shall be Seller’s sole and exclusive remedy; provided, however, nothing in this Agreement shall be construed to limit Seller’s rights or remedies with respect to the Surviving Obligations. In connection with the foregoing, Purchaser expressly agrees that the provisions of this Section 9.2 are reasonable under the circumstances and the parties recognize that Seller will incur expense in connection with the Transaction and that the Company Interest will be removed from the market; further, that it is extremely difficult and impracticable to ascertain the extent of detriment to Seller caused by the breach or default by Purchaser under this Agreement and the failure of the consummation of the Transaction or the amount of compensation Seller should receive as a result of Purchaser’s breach or default.
9.3    Notice of Default; Opportunity to Cure. Notwithstanding anything contained in this Agreement to the contrary, neither Seller nor Purchaser will be deemed to be in default under this Agreement unless and until Seller or Purchaser, as applicable, has been given written notice of the failure to comply with the terms of this Agreement and thereafter does not cure such failure within five (5) Business Days after receipt of such notice; provided, however, that this Section 9.3 will not be applicable to Purchaser’s failure to deliver the Deposit or any portion thereof on the date required hereunder or to a party’s failure to make any deliveries required of such party on the Closing Date and, accordingly, have the effect of extending the Closing Date or the due date of payment of the Deposit or any portion thereof.
9.4    Limitation on Damages. Notwithstanding any provision of this Agreement or applicable law to the contrary, under no circumstances will any party be liable for any indirect, special, punitive or exemplary damages for any claim or dispute related to or arising under this Agreement or any document delivered at or in connection with the Closing.
9.5    Disposition of Deposit. If the Transaction closes, then the Deposit shall be applied as a partial payment of the Purchase Price.
9.6    Survival. The provisions of this Section 9 shall survive a termination of this Agreement.
10.    Miscellaneous.
10.1    Brokers.
10.1.1    Except as provided in Section 10.1.2 below, Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that no broker or finder has been engaged by it or by any Venture Group Member, respectively, in connection with the Transaction. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated

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by this Agreement, then Seller shall indemnify, defend and hold harmless Purchaser from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Purchaser shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Purchaser.
10.1.2    If and only if the Transaction closes, Seller has agreed to pay a brokerage commission to CBRE, Inc. (“Broker”) pursuant to a separate written agreement with Broker, subject in all respects to the terms and conditions of such separate written agreement. Section 10.1.1 hereof is not intended to apply to leasing commissions incurred by the Venture Group.
10.2    Limitation of Liability.
10.2.1    Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Closing of the Transaction shall have occurred, (i) the aggregate liability of each of Seller and Purchaser arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller or Purchaser, as the case may be, under this Agreement or any document or certificate executed or delivered in connection herewith shall not exceed Five Million Dollars ($5,000,000) (the “Liability Ceiling”) and (ii) in no event shall Seller or Purchaser have any liability to the other unless and until the aggregate liability of Seller or Purchaser, as the case may be, arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller or Purchaser, as the case may be, under this Agreement or any document or certificate executed or delivered in connection herewith shall exceed One Hundred Thousand Dollars ($100,000) (the “Liability Floor”). If Seller’s or Purchaser’s aggregate liability to the other party shall exceed the Liability Floor, then Seller or Purchaser, as the case may be, shall be liable for the entire amount thereof up to but not exceeding the Liability Ceiling. Notwithstanding the foregoing, the Liability Ceiling shall not apply to (i) claims arising under any breach of any representation, warranty, covenant or agreement set forth in this Agreement if such representation, warranty, covenant or agreement was given fraudulently by Seller or Purchaser, as the case may be, and (ii) Seller’s and Purchaser’s obligation to pay its fifty percent (50%) of the Transfer Taxes pursuant to Section 5.3(iv).
10.2.2    Except as set forth in the Joinder, (i) no Seller Related Party shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and (ii) Purchaser and its successors and assigns and all other Persons, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. No affiliates of Purchaser or other Person acting on Purchaser’s behalf shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and all other Persons, shall look solely to Purchaser’s assets for the payment of any claim or for any performance, and Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

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10.3    Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement. This Agreement contains the entire agreement among the parties respecting the matters herein set forth and supersedes any and all prior agreements among the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by all parties.
10.4    Business Days. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term “Business Day” shall be deemed to mean any day, other than a Saturday or Sunday, on which commercial banks in the State of New York or in the State of Maryland are not required or are authorized to be closed for business.
10.5    Interpretation. Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to wit, that ambiguities in this Agreement should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement. TIME IS OF THE ESSENCE with respect to the performance of any obligation of any party under this Agreement.
10.6    Governing Law; Venue. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS). TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF PURCHASER AND SELLER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. SUBJECT TO SECTION 10.23, (I) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN A FEDERAL OR STATE COURT IN THE STATE OF DELAWARE, (II) EACH OF PURCHASER AND SELLER WAIVES ANY OBJECTIONS ANY SUCH PARTY MAY NOW OR HEREAFTER HAVE BASED ON VENUE OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (III) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.
10.7    [Reserved].

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10.8    Successors and Assigns. Neither Seller nor Purchaser may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party, which consent may be given or withheld in the sole and absolute discretion of such other party; provided that, in the event of such an assignment or transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder (but no party or any subsequent transferor will be released from its obligations hereunder); and provided further, however, Purchaser may assign its rights and obligations under this Agreement without the consent of Seller to any entity controlled by Armada Hoffler, L.P. or otherwise under common control or management with Purchaser (a “Permitted Assignee”).   In connection with any assignment to a Permitted Assignee:  (v) Purchaser will inform Seller of the identity of any Permitted Assignee at least three (3) Business Days prior to the Closing, (w) the Permitted Assignee shall assume in writing all of Purchaser’s obligations hereunder, and agree to be bound by all of the terms and conditions (including releases, waivers and limitations on liability) of this Agreement, pursuant to an assignment and assumption agreement in form and content acceptable to Seller in the exercise of Seller’s reasonable judgment, (x) Seller shall receive an electronic copy of such assignment and assumption agreement signed by Purchaser and the Permitted Assignee, (y) Purchaser shall remain liable jointly and severally with Permitted Assignee for all obligations and indemnifications hereunder notwithstanding such assignment, and (z) such assignment shall not require the consent of any third party or delay the consummation of the Transaction.  For purposes of this provision, “control” means the ownership of a majority of the ownership interests of the entity in question.  Notwithstanding and without limiting the foregoing, no consent given by a party to any transfer or assignment of another party’s rights or obligations hereunder shall be deemed to constitute a consent to any other transfer or assignment hereunder and no transfer or assignment in violation of the provisions hereof shall be valid or enforceable.  Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding on the successors and assigns of the parties.
10.9    Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by personal delivery, reputable overnight courier service (charges prepaid) or United States registered or certified mail (postage prepaid, return receipt requested) addressed as hereinafter. Except as otherwise specified herein, the time period in which a response to any notice or other communication must be made, if any, shall commence to run on the earliest to occur of (a) if by personal delivery, the date of receipt, or attempted delivery, if such communication is refused; and (b) if sent by overnight courier service or by mail (as aforesaid), the date of receipt or attempted delivery, if such courier service mailing is refused. Any Notice received after 5:00 P.M. (Eastern Time) on a Business Day or on a day other than a Business Day shall be deemed received on the first Business Day thereafter. Until further notice, Notices under this Agreement shall be addressed to the parties listed below as follows:

To Seller:	Harbor Point Parcel 2 Acquisition LLC c/o J.P. Morgan Investment Management Inc. 277 Park Avenue New York, New York 10172 Attention: Tara Andrews Telephone: (212) 648-2161 Email: tara.a.andrews@jpmorgan.com

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With a Copy To:	Harbor Point Parcel 2 Acquisition LLC c/o J.P. Morgan Investment Management Inc. P.O. Box 5005 New York, New York 10163-5005

With a Copy To:	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038-4982 Attention: Steven Moskowitz, Esq. Telephone: (212) 806-5899 Email: smoskowitz@stroock.com
To Purchaser:	c/o Armada Hoffler Properties, Inc. 222 Central Park Avenue, Suite 2100 Virginia Beach, Virginia 23462 Attention: Michael P. O’Hara, CFO Telephone: (757) 366-6684 Email: mohara@armadahoffler.com

With a Copy To:	Kaufman & Canoles, P.C. 2101 Parks Ave. Suite 700 Virginia Beach, Virginia 23451 Attention: Alison M. McKee, Esq. Telephone: (757) 417-3627 Email: ammckee@kaufcan.com

Any party may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section.
10.10    Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other Person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.
10.11    Legal Costs. The parties shall pay directly any and all legal costs that they have incurred on their own behalf in the preparation of this Agreement, all agreements pertaining to the Transaction, and such legal costs shall not be part of the closing costs. Notwithstanding the forgoing or any other provision of this Agreement to the contrary, if any dispute between the parties results in litigation, arbitration or any other proceeding, the court, arbitrator or mediator, as the case may be, will be requested to award to the substantially prevailing party all reasonable costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, incurred by the substantially prevailing party in connection with such proceeding and any appeal thereof. The judge, arbiter or mediator of any such dispute will be requested to determine which party substantially prevailed as part of its findings and determinations. Such costs, expenses, fees and disbursements

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must be included and made a part of the judgment or award recovered by the substantially prevailing party, if any.
10.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document by some or all of the parties hereto, and (i) each such counterpart shall be considered an original, and all of which together shall constitute a single Agreement, (ii) the exchange of executed copies of this Agreement by facsimile or Portable Document Format (PDF) transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), shall constitute effective execution and delivery of this Agreement as to the parties for all purposes, and (iii) signatures of the parties transmitted by facsimile or Portable Document Format (PDF) (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), shall be deemed to be their original signatures for all purposes.
10.13    Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto. Seller and Purchaser shall have the right to discontinue negotiations and withdraw any draft of this Agreement at any time prior to the full execution and delivery of this Agreement by each party hereto. Except as set forth in any express terms of this Agreement to the contrary, Purchaser assumes the risk of all costs and expenses incurred by Purchaser in any negotiations or due diligence investigations undertaken by Purchaser with respect to the Property or the Company Interest.
10.14    No Implied Waivers. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.
10.15    Discharge of Seller’s Obligations. Except as otherwise expressly provided in this Agreement, Purchaser’s acceptance of the Assignment and Assumption shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller’s representations, warranties, covenants and agreements in this Agreement shall merge in the documents and agreements executed at the Closing and shall not survive the Closing, except and to the extent that, pursuant to the express provisions of this Agreement, any of such representations, warranties, covenants or agreements are to survive the Closing.
10.16     No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default hereunder.

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10.17    Unenforceability. If all or any portion of any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof, and such provision shall be limited and construed as if such invalid, illegal or unenforceable provision or portion thereof were not contained herein unless doing so would materially and adversely affect a party or the benefits that such party is entitled to receive under this Agreement.
10.18    Waiver of Trial by Jury. TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER, AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.
10.19    Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, any Person may disclose to any and all Persons, without limitation of any kind, the tax treatment and structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the Transaction, or of any information or the portion of any materials not relevant to the tax treatment or structure of the Transaction.
10.20    Reserved.
10.21    No Offer. Seller’s delivery of unsigned copies of this Agreement is solely for the purpose of review by the Purchaser, and neither the delivery nor any prior communications between the parties, whether oral or written, shall in any way be construed as an offer by Seller, nor in any way imply that Seller is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Purchaser constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original to Purchaser.
10.22    Securities Laws.
10.22.1    Until the Closing, Seller will treat the information disclosed to it by Purchaser, as confidential, giving it the same care as Seller’s own confidential information, and make no use of any such disclosed information not independently known to Seller except in connection with the Transaction; provided that Seller may, without the consent of Purchaser, disclose such information: (i) to the Seller Related Parties, so long as any such Seller Related Parties to whom disclosure is made also agree to keep all such information confidential in accordance with the terms hereof; and (ii) if disclosure is required by law or by regulatory or judicial process, provided that in such event Seller will notify Purchaser of such required disclosure, will exercise all commercially reasonable efforts to preserve the confidentiality of the confidential information, including, without limitation, reasonably cooperating with Purchaser (at Purchaser’s sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal and will disclose only that portion of the confidential information which Seller is legally required to disclose.

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10.22.2    Each party is aware, and will advise its respective affiliates and Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws and other applicable laws on the purchase or sale of securities by any Person who has received material, non-public information and on the communication of such information to any other Person when it is reasonably foreseeable that such other Person is likely to purchase or sell such securities in reliance on such information.
10.22.3    Seller acknowledges that Purchaser is an affiliate of Armada Hoffler Properties, Inc. (“AHP”). AHP is a publicly traded real estate investment trust. The fact that Purchaser has entered into this Agreement may be material, non-public insider information subject to restrictions imposed by the United States securities laws and other applicable laws on the purchase and sale of the securities of AHP. Seller will keep confidential the existence of this Agreement and all matters related to it, and will not use or knowingly allow any Seller Related Party to use the existence of this Agreement for any of the following purposes: (x) the trading in any securities of AHP, (y) the trading in any securities that are convertible into or exchangeable for securities of AHP or (z) the trading in any derivative with respect to securities of AHP, whether any such transaction described in clauses (x), (y) or (z) above is to be settled by delivery of securities, in cash or otherwise, until this Agreement has been publicly disclosed by AHP through a press release or by a filing with the U.S. Securities and Exchange Commission.
10.22.4    Before the Closing Date AHP will make a filing with the U.S. Securities and Exchange Commission and issue a press release regarding this Transaction. Seller acknowledges that AHP may disclose material information from time to time, both before and after the Closing Date, concerning the existence of this Agreement and the transactions contemplated in this Agreement pursuant to its reporting and disclosure obligations in securities filings with the U.S. Securities and Exchange Commission or other applicable regulatory bodies, or in press releases, and that AHP may discuss the terms of this Agreement and the transaction contemplated hereby with analysts, investors, lenders and other similar parties. Purchaser shall provide Seller with a reasonable opportunity to review the press releases relating to the Transaction that Purchaser intends to issue following execution of this Agreement and following Closing prior to release of such press releases; provided, however, that Purchaser shall in any event have the right to (i) include in such press release all matters required by applicable law and (ii) make changes that are not material following Seller’s approval but prior to issuance of the press release. Following the Closing, AHP will include in its 10-K filing with the U.S. Securities and Exchange Commission a copy of this fully executed Agreement. Notwithstanding the foregoing, the confidentiality provisions of this Section 10.22 will not apply to any information or document which is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement. Further, nothing herein shall prevent the parties from making any disclosures required pursuant to the operation of law, court order or other governmental demand.
10.23    Arbitration. Any dispute, controversy or claim regarding the Transaction, breach of this Agreement or breach of any documents executed and delivered by any party as part of the Closing must be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. In any arbitration proceeding, the following will apply:

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10.23.1    Claims will be heard by a panel of three arbitrators. Within fifteen (15) days after the commencement of arbitration, each party will select one Person to act as arbitrator and the two selected will select a third arbitrator within ten (10) days after their appointment. If the arbitrators selected by the parties are unable or fail to agree on the third arbitrator, the third arbitrator will be selected by the American Arbitration Association. The arbitrator(s) must be commercial specialists.
10.23.2    The place of arbitration will be Baltimore, Maryland. The arbitration will be governed by the laws of the State of Delaware. Hearings will take place pursuant to the standard procedures of the Commercial Arbitration Rules that contemplate in person hearings.
10.23.3    Time is of the essence for any arbitration under this agreement and arbitration hearings must take place within ninety (90) days after filing and awards must be rendered within one hundred twenty (120) days after filing. Arbitrator(s) must agree to these limits prior to accepting appointment.
10.23.4    The arbitrators will have no authority to award damages not measured by the prevailing party's actual compensatory damages, except as may be required by statute. The arbitrators will award reasonable attorneys’ fees and costs pursuant to Section 10.11.
10.23.5    The award of the arbitrators must be accompanied by a reasoned opinion. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration without the prior written consent of all parties.
10.23.6     Failure or refusal of a party to pay its required share of the deposits for arbitrator compensation or administrative charges will constitute a waiver by that party to present evidence or cross-examine witness. In such event, the other party will be required to present such evidence and legal argument as the arbitrator(s) may require for the making of an award. Such waiver will not allow for a default judgment against the non-paying party in the absence of evidence presented as provided for above.
10.24    Survival. The provisions of this Section 10 shall survive the Closing or a termination of this Agreement.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.
AHP ACQUISITIONS, LLC
a Virginia limited liability company
By:    ARMADA HOFFLER, L.P.
a Virginia limited partnership
Its Sole Member
By:    ARMADA HOFFLER PROPERTIES, INC.
a Maryland corporation,
Its General Partner
By:    /s/ Michael P. O'Hara    (SEAL)
    Michael P. O’Hara
    Chief Financial Officer

HARBOR POINT PARCEL 2 ACQUISITION LLC, a Delaware limited liability company

By:
Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A., a bank collective trust governed by the National Bank Act and the laws of the State of New York, its sole member

	By:	JPMorgan Chase Bank, N. A., not individually, but solely in its capacity as trustee

		By:	/s/ Tara A. Andrews
			Name:	Tara A. Andrews
			Title:	Executive Director

EXHIBIT A
(LEGAL DESCRIPTION OF THE UNITS)

A-1
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EXHIBIT B

(ADDITIONAL EXCEPTIONS TO TITLE)

B-1
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EXHIBIT C

ASSIGNMENT AND ASSUMPTION OF COMPANY INTEREST

C-1
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EXHIBIT D

CERTIFICATION OF NON-FOREIGN STATUS UNDER
TREASURY REGULATIONS SECTION 1.1445-2(b)

D-1
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EXHIBIT E

ORGANIZATIONAL DOCUMENTS

E-1
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EXHIBIT F

LITIGATION

F-1
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EXHIBIT G

ESCROW AGREEMENT

G-1

EXHIBIT H

FORM OF EXELON ESTOPPEL

H-1
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EXHIBIT I

FORM OF TITLE AFFIDAVITS

I-1
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